Exhibit 99.1

Portola Pharmaceuticals Reports Second Quarter 2015 Financial Results

and Provides Corporate Update

Conference Call Today at 4:30 p.m. ET

South San Francisco, Calif. (August 4, 2015) – Portola Pharmaceuticals (Nasdaq: PTLA) today provided a corporate update and reported its financial results for the second quarter ended June 30, 2015.

“We continue to make solid progress toward near-term significant milestones that will allow us to launch two of our late-stage thrombosis products that target multi-billion dollar hospital-based markets – andexanet alfa in 2016 and betrixaban in 2017. In preparation, we are building our commercial capabilities to launch our products independently, including bringing on a new head of commercial and business development and a head of sales,” said William Lis, chief executive officer of Portola. “We also continue to advance the development of our dual kinase inhibitor cerdulatinib, which has demonstrated initial clinical proof-of-concept and good tolerability in our ongoing Phase 1/2a study in patients with relapsed/refractory hematologic cancers who have failed multiple therapies. We plan to have final data from this study by the end of the year.”

Recent Achievements

Betrixaban – Potential first-to-market oral Factor Xa inhibitor anticoagulant for extended prophylaxis of venous thromboembolism (VTE) in acute medically ill patients

•	The Phase 3 APEX Study is on track for completion by the end of the year. Study metrics, including pooled blinded aggregate event rates, remain on target.

•	The APEX Data Safety Monitoring Committee (DSMC) held its final review on May 4, 2015.

Andexanet Alfa – Factor Xa inhibitor antidote with U.S. Food and Drug Administration (FDA) breakthrough therapy designation and orphan drug status on an Accelerated Approval pathway

•	Announced complete results from the second part of our Phase 3 ANNEXA™-A study, which evaluated the safety and efficacy of andexanet alfa administered as an intravenous bolus followed by a continuous two-hour infusion in healthy volunteers given the Factor Xa inhibitor Eliquis® (apixaban). The study achieved all primary and pre-specified secondary endpoints with high statistical significance, demonstrating that andexanet alfa produced rapid reversal of the anticoagulant effect of apixaban and sustained it for the duration of the infusion. The data were presented in a Late-Breaking Clinical Trial oral session at the International Society on Thrombosis and Haemostasis (ISTH) 2015 Congress.

•	Presented new preclinical data demonstrating that andexanet alfa significantly reduced bleeding and reversed the anticoagulant effects of the Factor Xa inhibitor Xarelto® (rivaroxaban), as measured by anti-Factor Xa activity, in an animal model of bleeding. In contrast, the four-factor prothrombin complex concentrate (PCC) Kcentra® did not impact bleeding or the anti-Factor Xa coagulation biomarker. Results were presented in an oral session at the ISTH 2015 Congress.

•	Phase 4 ANNEXA confirmatory study is on track to support the submission of a BLA.

Cerdulatinib – Oral, dual Syk/JAK kinase inhibitor for hematologic cancers

•	Presented updated safety and efficacy data from the Phase 1 part of the ongoing Phase 1/2a study demonstrating evidence of clinical activity in patients with relapsed/refractory B-cell malignancies who have failed multiple therapies, including partial responses in patients with chronic lymphocytic leukemia (CLL), follicular lymphoma (FL) and transformed FL. Results, presented in a poster discussion session at the American Society of Clinical Oncology (ASCO) 2015 Annual Meeting, showed that cerdulatinib was well tolerated with no dose-limiting toxicities identified.

•	Continued to dose-escalate in the Phase 1 part of the study to determine the maximum tolerated dose (MTD).

•	Opened patient enrollment in two clinical expansion cohorts in the Phase 2a part of the study – one in patients with CLL/small lymphocytic leukemia and a second in patients with FL.

Corporate

•	Expanded our executive team with the appointment of Tao Fu as executive vice president, chief commercial and business officer, to lead Portola’s commercial operations and business development, and the appointment of Randy St. Laurent as vice president of sales.

Planned Upcoming Events and Milestones

Betrixaban

•	Complete patient enrollment in the APEX Study by the end of 2015.

•	Report topline APEX Study data in early 2016.

•	Submit a New Drug Application (NDA) to the FDA in 2016.

Andexanet Alfa

•	Present topline results from Part 2 of the Phase 3 ANNEXA-R study with rivaroxaban in Q3 2015.

•	Initiate a Phase 2 study with betrixaban in 2015.

•	Complete commercial manufacturing process validation for Biologics License Application (BLA) and commercial launch.

•	Scale-up the second-generation commercial manufacturing process at Lonza to supply expected worldwide demand.

•	Submit a BLA to the FDA under an Accelerated Approval pathway at the end of 2015.

•	Continue to enroll patients in the Phase 4 ANNEXA confirmatory study.

Cerdulatinib

•	Continue to dose-escalate in the Phase 1 part of the Phase 1/2a study to establish the MTD.

•	Begin enrolling patients in two clinical expansion cohorts in the Phase 2a part of the study.

Second Quarter Financial Results

Collaboration revenue earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $2.4 million for the second quarter of 2015 as it was for the second quarter of 2014.

Total operating expenses for the second quarter of 2015 were $61.2 million compared with $33.9 million for the same period in 2014. Total operating expenses for the second quarter of 2015 included $4.8 million in stock-based compensation expense compared with $2.4 million for the second quarter of 2014. Research and development expenses were $52.3 million for the second quarter of 2015 compared with $29.0 million for the second quarter of 2014 as the Company continued to support its manufacturing scale-up in preparation for commercial launch and its work on the second-generation manufacturing process of andexanet alfa, its Phase 3 and 4 studies of andexanet alfa, its Phase 3 APEX Study of betrixaban, and its Phase 1/2a clinical study of cerdulatinib. Selling, general and administrative expenses for the second quarter of 2015 were $8.9 million compared with $4.9 million for the same period in 2014 as the Company increased headcount to support its growth, resulting in higher headcount-related costs including stock-based compensation expense and commercial launch activities.

Portola reported a net loss of $58.3 million, or $(1.12) per share, for the second quarter of 2015 compared with a net loss of $31.4 million, or $(0.76) per share, for the second quarter of 2014. Shares used to compute net loss per share attributable to common stockholders were approximately 52.1 million for the second quarter of 2015 compared with approximately 41.2 million for the same period in 2014.

As of June 30, 2015, cash, cash equivalents and investments totaled $407.6 million compared with cash, cash equivalents and investments of $392.3 million as of December 31, 2014.

Conference Call Details

To access the live conference call today, August 4, 2015, at 4:30 p.m. Eastern Time via phone, please dial (844) 452-6828 from the United States and Canada or +1 (765) 507-2588 internationally, and use the passcode 78895636. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary. A replay of the webcast will be available on the Company’s website for 30 days following the live event.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. Portola’s partnered programs are focused on developing selective Syk inhibitors for inflammatory conditions.

Betrixaban

Portola’s wholly-owned, oral, once-daily Factor Xa inhibitor betrixaban is being evaluated in the only biomarker-based Phase 3 study for hospital-to-home prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s distinct properties may have the potential to allow the agent to demonstrate efficacy without the significant increase in the rate of major bleeding that was seen in this patient population with other Factor Xa inhibitors. If approved, betrixaban could be the first anticoagulant for both hospital and post-discharge VTE prophylaxis and the standard of care in this large market of more than 20 million patients in the G7 countries alone.

Andexanet Alfa

Andexanet alfa, an FDA-designated breakthrough therapy, is a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor. Andexanet alfa has the potential to be a first-in-class antidote for anticoagulated patients who suffer a major bleeding episode or require emergency surgery. Portola has entered into Phase 3 clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors while retaining all commercial rights to andexanet alfa. The Company is currently evaluating andexanet alfa in the Phase 3 and Phase 4 ANNEXA™ (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of FXa Inhibitors) registration studies.

Cerdulatinib

Portola’s product candidate in the area of hematologic cancer, cerdulatinib, is an orally available molecule that uniquely inhibits two validated tumor proliferation pathways – spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being evaluated in a Phase 1/2a proof-of-concept study in patients with B cell leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and ability to achieve the milestones and events described under the section “Planned Upcoming Events and Milestones,” our goal of becoming a fully commercialized biopharmaceutical company, the projected timing of our product launches, the occurrence and timing of planned filings with the FDA and the timing of our reporting of clinical data. Risks that contribute to the uncertain nature of the forward-looking statements include: our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the pace of enrollment in our clinical trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the second quarter of 2015, which we expect to file on or about August 4, 2015. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Investor Contact: Michele Mantynen Portola Pharmaceuticals ir@portola.com	Media Contact: Julie Normart W2O Group jnormart@w2ogroup.com

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations Data

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration and license revenue	$2,385	$2,415	$4,744	$4,786
Operating expenses:
Research and development	52,300	28,983	92,158	57,138
Selling, general and administrative	8,912	4,937	17,917	10,177

Total operating expenses	61,112	33,920	110,075	67,315

Loss from operations	(58,827)	(31,505)	(105,331)	(62,529)
Interest and other income , net	498	155	89	453

Net loss attributable to common stockholders	$(58,329)	$(31,350)	$(105,242)	$(62,076)

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic and diluted	52,147,146	41,228,885	50,844,697	41,119,310

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.12)	$(0.76)	$(2.07)	$(1.51)

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$407,598	$392,303
Total current assets	417,474	315,077
Property and equipment, net	4,584	2,776
Total assets	442,059	416,495
Accounts payable	12,625	14,084
Accrued and other liabilities	24,492	13,966
Deferred revenue (current portion and long-term)	31,841	36,585
Total current liabilities	49,127	41,131
Total liabilities	74,026	68,693
Total stockholders’ equity	368,033	347,802